Exhibit 10.1

PURCHASE AGREEMENT

DATED JUNE 23 2006

BY AND BETWEEN

LG&E ROANOKE VALLEY L.P.

LG&E POWER SERVICES LLC

AND

WESTMORELAND COAL COMPANY

TABLE OF CONTENTS

Page

ARTICLE 1.	DEFINITIONS AND CONSTRUCTION	2

1.1	Defined Terms	2
1.2	Construction	7

ARTICLE 2.	PURCHASE AND SALE	7

2.1	Purchase and Sale; Other Transactions	7
2.2	Purchase Price	8
2.3	Closing	9
2.4	Deliveries at Closing	9
2.5	Casualty Losses	10
2.6	Payments	12

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLER	12

3.1	Organization	12
3.2	Enforceability	13
3.3	Sellers' Consents and Approvals; No Violation or Conflict by Sellers	13
3.4	Title to the Interest and the Assets	13
3.5	Ownership	14
3.6	Brokers' Fees	14
3.7	No Adverse Developments	14

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF BUYER	14

4.1	Organization and Qualification	15
4.2	Enforceability	15
4.3	Buyer's Consents and Approvals; No Violation or Conflict by Buyer	15
4.4	Brokers' Fees	16
4.5	Investment Intention	16
4.6	Accredited Investor	16
4.7	Financial Resources	16
4.8	Lender Consent	16

ARTICLE 5.	COVENANTS OF SELLER AND BUYER	16

5.1	FERC and NCUC Transaction Authorization	16
5.2	Conduct of Business Pending the Closing	17
5.3	Access to Information; Books and Records	17
5.4	Public Announcements	17
5.5	Intentionally Omitted	18
5.6	Commercially Reasonable Efforts	18

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5.7	Consents	19
5.8	Substitute Letters of Credit; Cash Deposit	19
5.9	Further Assistance	19
5.10	Use of LG&E Name	19
5.11	Replacement Insurance	20
5.12	Preservation of Company Status	20

ARTICLE 6.	CONDITIONS PRECEDENT TO CLOSING	20

6.1	Conditions Precedent to Obligations of Buyer	20
6.2	Conditions Precedent to Obligations of Sellers	21

ARTICLE 7.	INDEMNITIES AND ADDITIONAL COVENANTS	22

7.1	Survival	22
7.2	Sellers' Indemnity	22
7.3	Buyer's Indemnity	23
7.4	Indemnification Procedure	24
7.5	Post-Closing Tax Matters	26
7.6	No Additional Representations	27
7.7	Exclusivity of Remedies	27

ARTICLE 8.	TERMINATION	28

8.1	Termination	28
8.2	Effect of Termination	29

ARTICLE 9.	MISCELLANEOUS	29

9.1	Expenses	29
9.2	Transfer Taxes, Recording Fees and Real Estate Taxes	29
9.3	Waiver and Amendment	29
9.4	Assignment	29
9.5	Notices	29
9.6	Dispute Resolution; Arbitration; Governing Law	30
9.7	Severability	31
9.8	Counterparts	31
9.9	No Third Party Beneficiaries	31
9.10	Entire Agreement; Exhibits and Schedules	31
9.11	Disclosure	31
9.12	Closing Over Breaches	31
9.13	Employment of Employees of Sellers and Affiliates	32
9.14	Post Closing Cooperation	32
9.15	Consent Agreement	32
9.15	ARB Case	32

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SCHEDULES:

Schedule 1.1(a)	Buyer Required Consents
Schedule 1.1(i)	Sellers Required Consents
Schedule 2.2	Purchase Price Allocation
Schedule 2.6	Payment Instructions

EXHIBITS:

Exhibit 2.4(a)(v)—I	Form of LPS Agreements Assignment and Assumption Agreement (ROVA O&M Agreement)
Exhibit 2.4(a)(v)—II	Form of LPS Agreements Assignment and Assumption Agreement (Other O&M Agreements)
Exhibit 2.4(a)(v)—III	Form of LPS Agreements Assignment and Assumption Agreement (Other LPS Assets)
Exhibit 2.4(a)(vi)	Form of Interest Assignment and Assumption Agreement
Exhibit 2.4(a)(vii)	Form of VMA Assignment and Assumption Agreement
Exhibit 2.4(a)(viii)	Form of Transition Services Agreement
Exhibit 2.4(a) (ix)	Form of E.ON U.S. Guarantee Letter
Exhibit 2.4(a)(xi)(I, II)	Forms of Credit Related Assignment and Assumption Agreements
Exhibit 2.4(b)(x)	Form of Buyer Guarantee Letter
Exhibit 2.4(b)(xi)	Form of Consent, Waiver and Amendment Agreement

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PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (“this Agreement”) is dated as of June 23, 2006, by and between LG&E Roanoke Valley, L.P., a California limited partnership (“LG&E”) and LG&E Power Services LLC, a Delaware limited liability company (“LPS” and, collectively with LG&E, the “Sellers”), and Westmoreland Coal Company, a Delaware corporation (“Buyer”). Sellers and Buyer are referred to herein collectively as the “Parties” and each of them individually as a “Party.”

RECITALS

        WHEREAS, LG&E owns a 50% partnership interest (the “Interest”) in Westmoreland –LG&E Partners, a Virginia general partnership (the “Company”), that owns and operates two individual coal-fired generating facilities, including a 165 MW (net) pulverized coal reheat unit (“ROVA I”), and a 44 MW (net) pulverized Coal non-reheat unit (“ROVA II”), both located in Weldon Township, Halifax County, North Carolina, together known as The Roanoke Valley Energy Facility (“ROVA”);

        WHEREAS, Westmoreland Roanoke Valley, L.P. owns the other 50% partnership interest in the Company and is a party, along with LG&E, to the Amended and Restated General Partnership Agreement (the “Partnership Agreement”) of the Company, dated as of December 1, 1993;

        WHEREAS, LPS is in the business of providing operating services to power plants pursuant to four agreements (the “O&M Agreements”) as follows:

The Facility Operating Agreement, dated as of November 22, 2000, between Virginia Electric and Power Company (“VEPCO”) and LPS with respect to VEPCO’s power production facility located in or near Southampton, Virginia;

The Facility Operating Agreement, dated as of November 22, 2000, between VEPCO and LPS with respect to VEPCO’s power production facility located in or near Altavista, Virginia;

The Facility Operating Agreement, dated as of November 22, 2000, between VEPCO and LPS with respect to VEPCO’s power production facility located in or near Hopewell, Virginia, as amended pursuant to Amendment No. 1 dated March 4, 2002;

The Operations and Maintenance Agreement, dated as of April 19, 2004, between VEPCO and LPS with respect to VEPCO’s power production facility located in or near Gordonsville, Virginia; and

The Amended and Restated Facility Operating Agreement, dated as of December 1, 1993, between the Company and LPS (as successor in interest in UC Operating Services);

        WHEREAS, Buyer desires to purchase (or to cause one or more of its wholly-owned subsidiaries to purchase) from Sellers, and Sellers desires to sell to Buyer (or its permitted assignee(s)), the Interest and the O&M Agreements and certain other assets of LPS; and

        WHEREAS, the Company and VEPCO have entered into an agreement (the “Consent Agreement”) pursuant to which VEPCO has consented to the purchase and sale of the Interest (waiving any right of first refusal or similar right in connection with the purchase and sale) and to the assignment and assumption of the O&M Agreements(releasing LPS from liability under the O&M Agreements upon such assignment and assumption), as contemplated by this Agreement for both transactions.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS AND CONSTRUCTION

        1.1 Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them as follows:

        “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        “Agent” shall mean Dexia Credit Local, New York Agency, in its capacity as agent under the Credit Agreement.

        “Agreement” is defined in the Preamble and shall consist of this Agreement and the Exhibits and Schedules referred to herein and attached hereto.

        “Ancillary Agreements” shall mean the agreements and certificates required or contemplated to be delivered pursuant to this Agreement in connection with the Closing.

        “Assets” shall mean the LPS Agreements, the equipment owned by LPS and used in its Richmond office or at one of the Facilities, the PC Loans, the O&M Receivables, the VMA Receivables and the operating procedures and the LPS Know How.

        “Assume the Defense” shall have the meaning given to such term in Section 7.4.

        “Authorizing Documents” shall mean the resolutions, minutes, consents or other documents documenting the action taken by any of Sellers or Buyer to authorize this Agreement, the Ancillary Agreements and the transactions contemplated thereby.

        “Available Employees” shall have the meaning given to such term in Section 9.13.

        “Basis for Indemnification” shall have the meaning given such term in Section 9.12.

        “Books and Records” shall mean all original books, records, data and information owned or possessed by the Company and all books, records, data and information with respect to the operation of ROVA possessed by the Company or Sellers, including minute books, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records with respect to customers and supply sources, and all other general correspondence, records, books and files, including all records (maintenance and otherwise), drawings and warranties relating to Equipment.

        “Buyer” shall have the meaning given such term in the Preamble to this Agreement.

        “Buyer Indemnified Parties” shall have the meaning given such term in Section 7.2(a).

        “Buyer Required Consents” shall mean those consents, approvals, notices and waivers, each of which is set forth in Schedule 1.1(a).

        “Casualty Loss” means any physical damage to, or destruction or condemnation of, all or a portion of ROVA by fire, the elements, theft, vandalism, eminent domain, any other casualty or any other cause other than damage that constitutes ordinary wear and tear or similar immaterial damage (not involving more than $100,000 in the aggregate) occurring in the ordinary course of business.

        “Claim” shall mean all demands, claims, written notices, actions, investigations, causes of action, proceedings and arbitrations, regardless of whether ultimately determined to be valid.

        “Closing” shall have the meaning given such term in Section 2.3.

        “Closing Date” shall have the meaning given such term in Section 2.3.

        “Company” shall have the meaning given such term in the Preamble to this Agreement.

        “Consent Agreement” shall have the meaning given such term in the Recitals to this Agreement.

        “Credit Agreement” shall mean the Amended and Restated Construction and Term Loan Agreement dated as of December 1, 1993 among the Company, the Agent and the lenders, institutional lender, issuing bank and co-agents party thereto (the “Lenders”), as amended from time to time.

        “Debt Protection Account” shall mean the account established and maintained pursuant to Section 6.1(f) of the Credit Agreement.

        “Disclosure Schedules” shall mean the Schedules attached hereto corresponding to the representations and warranties of Sellers set forth in Article 3 or Buyer set forth in Article 4.

        “Effective Date” means the date of this Agreement, which is set forth in the Preamble hereto.

        “Encumbrance” shall mean any right, option, right of refusal, restriction, covenant, condition, agreement, lien, pledge, security interest, mortgage or encumbrance of title.

        “Equity Interests” shall mean stock, general or limited partnership interests, limited liability company membership interests or any other form of equity interest.

        “Existing Letters of Credit” means the letter of credit dated April 4, 2003 currently having a face amount of $5,000,000 issued by Bank One, N.A. for the benefit of the Agent and which has been delivered to the Agent pursuant to Section 6.1(f) of the Credit Agreement, as such letter of credit may be amended prior to the Closing, together with any additional or substitute letters of credit delivered by Sellers or any of its Affiliates to the Agent pursuant to Section 6.1(f) of the Credit Agreement.

        “Facilities” shall mean ROVA and VEPCO’s power production facilities located in or near Gordonsville, Southampton, Altavista, and Hopewell Virginia.

        “FERC” shall mean the Federal Energy Regulatory Commission or any successor thereto.

        “FERC and NCUC Transaction Approvals” shall have the meaning given such term in Section 5.1.

        “Final Loss Adjustment” shall have the meaning given to such term in Section 2.5(a)(iii).

        “Governing Instruments” shall mean the certificate of incorporation, by-laws, limited partnership certificate, partnership agreement, limited liability company agreement or equivalent instruments of any Person that is an entity.

        “Governmental Authority” shall mean: (a) any federal, state, regional or local government; (b) any governmental, regulatory, legislative, judicial or administrative agency, board, commission, body, instrumentality or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and (c) any court or governmental tribunal.

        “Indemnification” shall mean the right of a Buyer Indemnified Party to indemnification pursuant to Section 7.2(a) or the right of a Sellers Indemnified Party to indemnification pursuant to Section 7.3(a).

        “Indemnified Party” shall have the meaning given such term in Section 7.4.

        “Indemnifying Party” shall have the meaning given such term in Section 7.4.

        “Interest” shall have the meaning given such term in the Recitals to this Agreement.

        “Interim Loss Adjustment” shall have the meaning given to such term in Section 2.5(a)(ii).

        “Knowledge of Buyer” and “to Buyer’s Knowledge” mean, and shall be limited to, the actual knowledge of those individuals involved in the transactions contemplated by this Agreement on behalf Buyer and those individuals involved in the administration of Buyer’s relationship with the Company.

        “Knowledge of Sellers” and “to Sellers’ Knowledge” mean, and shall be limited to, the actual knowledge of the plant manager at each of the Facilities, the LPS General Manager of Plant Operations, the individual who on behalf of LPO is primarily responsible for the provision of treasury functions to the Company pursuant to the Venture Management Agreement, the individual who on behalf of LPO is primarily responsible for the provision of accounting services to the Company pursuant to the Venture Management Agreement, and the individual who on behalf of LPO is primarily responsible for the provision of all other services to the Company pursuant to the Venture Management Agreement, in each case, as of the time when the determination of whether the Sellers has Knowledge is being made.

        “Laws” shall mean any constitution, law, statute, code, regulation, rule, injunction, judgment, order, ordinance, decree, directive, ruling, charge, permit, license, approval, determination or other authorization or restriction of any applicable Governmental Authority.

        “Liabilities” means liabilities, debts or obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown.

        “Losses” shall mean all debts, liabilities, obligations, losses, damages, costs and expenses (including, interest including prejudgment interest in any litigated matter), penalties, fines, court costs and reasonable consultants’ and attorneys’ fees and expenses, judgments, settlements and assessments.

        “LPO” means LG&E Power Operations Inc., a California corporation.

        “LPS” shall have the meaning given such term in the Preamble to this Agreement.

        “LPS Agreements” shall mean the O&M Agreements, the Richmond Lease, and the agreements by which LPS leases a postage meter and a copier machine.

        “LPS Know How” shall mean the know how utilized by LPS in performing the O&M Agreements as set forth in LPS’s operating manuals and safety procedures.

        “O&M Agreements” shall have the meaning given such term in the Recitals to this Agreement.

        “O&M Receivables” shall mean the receivables of LPS attributable to the O&M Agreements (including all amounts accrued through the Closing Date under the O&M Agreements regardless of whether they have been invoiced or whether they are currently payable).

        “Partnership Agreement” shall have the meaning given such term in the Recitals to this Agreement.

        “Party” and “Parties” shall have the meanings given such terms in the Preamble to this Agreement.

        “PC Loan Price” shall have the meaning given such term in Section 9.13.

        “PC Loans” shall have the meaning given such term in Section 9.13.

        “Permits” shall mean all licenses, identification numbers, permits, certificates, orders, consents, approvals, registrations, authorizations, qualifications and filings required under all applicable Laws.

        “Person” shall mean any natural person, firm, partnership, association, corporation, limited liability company, trust, Governmental Authority or other entity.

        “Purchase Price” shall have the meaning given such term in Section 2.2.

        “Purchase Rights” shall mean any right of Virginia Electric and Power Company (“Virginia Power”) to purchase the Interest pursuant to the Third Amendment and Restatement of the Power Purchase and Operating Agreement by and between the Company and Virginia Power effective as of December 1, 2000 (the “ROVA I PPA”), the First Refusal Agreement between the Company and Virginia Power dated November 19, 1991, or the Second Amendment and Restatement of the Power Purchase and Operating Agreement by and between the Company and Virginia Power dated November 21, 2000 (the “ROVA II PPA”).

        “Replacement Insurance” shall have the meaning given to such term in Section 5.11.

        “Required Consents” shall mean the Sellers Required Consents and the Buyer Required Consents.

        “Richmond Lease” shall mean the lease for the office space leased by LPS in Richmond, Virginia.

        “ROVA,” “ROVA I” and “ROVA II” shall have the meanings given such terms in the Recitals to this Agreement.

        “Securities Act” shall have the meaning given such term in Section 4.5.

        “Sellers” shall have the meaning given such term in the Preamble to this Agreement.

        “Sellers Indemnified Parties” shall have the meaning given such term in Section 7.3(a).

        “Sellers Required Consents” shall mean those consents, approvals, notices and waivers, each of which is set forth on Schedule 1.1(i) on the part of Sellers or the Company that are required in connection with the consummation of the transactions contemplated by this Agreement.

        “Settlement Date” shall have the meaning given such term in Section 2.5(a)(iii).

        “Substitute Letters of Credit” means one or more letters of credit satisfying the requirements of Section 6.1(f) of the Credit Agreement that are issued by an Affiliate of Partner or another issuer which, in either case, satisfies the requirements of Section 6.1(f) of the Credit Agreement, and are delivered by Partner to the Agent in accordance with Section 6.1(f) of the Credit Agreement.

        “Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, levies, imposts, duties, other assessments, or similar charges of any kind whatsoever, including any interest, penalties and additions imposed thereon or with respect thereto.

        “Tax Return” shall mean any report, return, information return or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

        “Termination Date” means June 30, 2006.

        “Venture Management Agreement” shall mean the Amended and Restated Venture Management Agreement dated December 1, 1993 between the Company, WEL and LPO.

        ”VEPCO” shall have the meaning given such term in the Recitals to this Agreement.

        “VMA Receivables” shall mean the receivables of LPO attributable to the VMA Agreement (including all amounts accrued through the Closing Date under the VMA Agreement regardless of whether they have been invoiced or whether they are currently payable).

        “WEL” shall mean Westmoreland Energy, LLC, a Delaware limited liability company.

        1.2 Construction. All article, section, subsection, schedule and exhibit references herein are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise, (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (ii) the words “includes” or “including” shall mean “including without limitation,” and (iii) the words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

ARTICLE 2.
PURCHASE AND SALE

        2.1 Purchase and Sale; Other Transactions. Upon and subject to the terms and conditions of this Agreement, at the Closing (a) Sellers agree to sell, assign, transfer and convey to designated subsidiaries of Buyer, as provided in Section 2.4 below, all of their right, title and interest in and to the Interest and the Assets, and Buyer agrees to (i) purchase the Interest, (ii) cause certain designated subsidiaries to accept the assignment, transfer and conveyance of all such right, title and interest in and to the Interest, as provided in Section 2.4 below, pursuant to the assignment and assumption agreement in substantially the form of Exhibit 2.4(a)(vi) attached hereto, and (ii) pay or cause one or more of its subsidiaries to pay the Purchase Price to Sellers in accordance with Section 2.2, (b) Sellers agree to cause LPO to assign and transfer the Venture Management Agreement and the VMA Receivables to Buyer or a designated subsidiary of Buyer, and Buyer agrees to accept or cuase a designated subsidiary to accept such assignment and assume the obligations of LPO under the Venture Management Agreement pursuant to the assignment and assumption agreement in substantially the form of Exhibit 2.4(a)(vii) attached hereto, (c) Sellers agree to assign and transfer the Assets to Buyer or one or more designated subsidiaries of Buyer, and Buyer agrees to accept or cause its subsidiaries to accept such assignment and assume the obligations of LPS under the LPS Agreements pursuant to the assignment and assumption agreements in substantially the form of Exhibit 2.4(a)(v) (I), (II), and (III) attached hereto, (d) Buyer agrees to deliver or cause to be delivered to the Agent (and/or the Lenders under the Credit Agreement) Substitute Letters of Credit or cash, at Buyer’s option, in an aggregate amount equal to the amount available to be drawn under the Existing Letters of Credit, and (e) Buyer and Sellers agree to sign and deliver, or cause to be signed and delivered, as applicable, the Credit Related Assignment and Assumption Agreements in the form of 2.4(a)(xi)(I) and (II). Except for (a) the Liabilities of Sellers under the Partnership Agreement, the LPS Agreements and the Venture Management Agreement assumed pursuant to the Assignment and Assumption Agreements delivered pursuant to Sections 2.4(b)(iv), (v), and (vi) and (b) the Liabilities assumed pursuant to the Credit Related Assignment and Assumption Agreements delivered pursuant to Section 2.4(b)(ix), Buyer is not assuming any Liabilities of Sellers or their Affiliates.

        2.2 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in Section 2.1, Buyer shall pay to Sellers at Closing the total purchase price for the Interest (the “Purchase Price”) in an amount equal to:

               (a)        THIRTY-ONE MILLION UNITED STATES DOLLARS (US $31,000,000);

               (b)        minus the amount, if any, available to be drawn under the Existing Letters of Credit immediately prior to the Closing;

               (c)        plus the PC Loan Price;

               (d)        plus the amount of the O&M Receivables as of the Closing Date (without diminution for reserves or any other reason);

               (e)        plus the amount of the VMA Receivables as of the Closing Date (without diminution for reserves or any other reason).

The Purchase Price shall be allocated among the Interest and the Assets as set forth in Schedule 2.2.

        2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. EST on April 30, 2006 (the “Closing Date”) at the offices of E.On US LLC, 220 West Main Street, Louisville, Kentucky 40202, or (ii) such other time, date or place as the Parties may otherwise agree.

        2.4  Deliveries at Closing.

               (a)       By Sellers to Buyer. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following items, each properly executed and dated as of the Closing Date:

                      (i)        Copies of the Governing Instruments and Authorizing Documents of Sellers, certified by an appropriate officer, partner, manager, member or other representative of Sellers;

                      (ii)        The certificate required pursuant to Section 6.1(c) hereof;

                      (iii)        A statement, in the form set forth in Treasury Regulation § 1.1445-2(b)(2) and made under penalties of perjury by Sellers, that (among other things) Sellers is not a foreign person;

                      (iv)        An IRS Form W-9 completed by Sellers;

                      (v)        Assignment and Assumption Agreements with respect to the Assets, duly executed by LPS in substantially the form of Exhibit 2.4(a)(v)(I), (II), and (III) attached hereto;

                      (vi)        An Assignment and Assumption Agreement with respect to the Interest, duly executed by LG&E in substantially the form of Exhibit 2.4(a)(vi) attached hereto;

                      (vii)        An Assignment and Assumption Agreement with respect to the Venture Management Agreement, duly executed by LPO, in substantially the form of Exhibit 2.4(a)(vii) attached hereto;

                      (viii)        A Transition Services Agreement, duly executed by LPS, in the Form of Exhibit 2.4(a)(viii);

                      (ix)        A letter from E.On U.S. LLC, addressed to the Buyer, guarantying the payment obligations of the Sellers under this Agreement, in substantially the form of Exhibit 2.4(a)(ix);

                      (x)        A list showing for each PC Loan, the name of the borrower, the maturity date, the outstanding balance as of the Closing Date, and the amount of monthly payments; and

                      (xi)        Credit Related Assignment and Assumption Agreements in the form of Exhibit 2.4(a)(xi).

               (b)       By Buyer to Sellers. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following items, each (where applicable) properly executed and dated as of the Closing Date:

                      (i)        The Purchase Price calculated in accordance with Section 2.2;

                      (ii)        A Certificate of an appropriate officer, partner, manager, member or other representative of Buyer as to the Governing Instruments and Authorizing Documents of Buyer;

                      (iii)        The Certificate required pursuant to Section 6.2(c) hereof;

                      (iv)        Assignment and Assumption Agreements with respect to the Assets, duly executed by Buyer in substantially the form of Exhibit 2.4(a)(v) (I), (II), and (III) attached hereto duly executed by the subsidiaries of Buyer named therein;

                      (v)        An Assignment and Assumption Agreement with respect to the Interest duly executed by the designated subsidiary of Buyer in substantially the form of Exhibit 2.4(a)(vi) attached hereto;

                      (vi)        An Assignment and Assumption Agreement with respect to the Venture Management Agreement, duly executed by the designated subsidiary of Buyer in substantially the form of Exhibit 2.4(a)(vii) attached hereto;

                      (viii)        A Transition Services Agreement, duly executed by Buyer, in the Form of Exhibit 2.4(a)(viii);

                      (ix)        Credit Related Assignment and Assumption Agreements in the form of Exhibit 2.4(a)(xi);

                      (x)        A letter from Buyer, addressed to the Sellers and their Affiliates, guarantying the obligations of the subsidiaries of Buyer that are assignees under the Assignment and Assumption Agreements delivered pursuant to this Agreement, in substantially the form of Exhibit 2.4(b)(x); and

                      (xi)        A Consent, Waiver and Amendment Agreement duly executed by all parties thereto in substantially the form of Exhibit 2.4(b)(xi) attached hereto.

               (c)       Other Documents. Buyer and Sellers shall execute and deliver to each other at Closing such other documents and agreements as may be reasonably necessary and desirable to consummate the transactions contemplated by this Agreement.

        2.5  Casualty Losses.

               (a)        If, before the Closing Date, a Casualty Loss occurs and the estimated cost to repair or restore the damage related to such Casualty Loss (or the diminution in value of ROVA attributable to a Casualty Loss if such Casualty Loss is a condemnation or taking by eminent domain) is less than $2,000,000, then such Casualty Loss shall not affect the obligation of the Parties to close the transactions contemplated by this Agreement and:

                      (i)        each representation or warranty affected by such Casualty Loss shall be deemed to be true for all purposes under this Agreement (including Sections 6.1(b) and 7.2(a)) to the same extent that it would have been true if such Casualty Loss had not occurred; provided, however, for the avoidance of doubt, the occurrence of a Casualty Loss shall not cause a representation or warranty to be deemed to be true to the extent that such representation or warranty would not have been true if the Casualty Loss had not occurred;

                      (ii)        the Purchase Price payable at the Closing shall be reduced by an amount (the “Interim Loss Adjustment”) equal to fifty percent (50%) of the difference of (x) the estimated cost to repair or restore the damage (or the diminution in value of ROVA attributable to a condemnation or taking by eminent domain) related to such Casualty Loss, minus (y) the estimated net insurance or condemnation proceeds (other than insurance proceeds, if any, in respect of business interruption insurance) that will be received by the Company in respect of such Casualty Loss; and

                      (iii)        a post-Closing adjustment shall be made to account for the difference between the Interim Loss Adjustment and an amount (the “Final Loss Adjustment”) equal to fifty percent (50%) of the difference of (x) the actual cost to repair or restore the damage (or the diminution in value of ROVA attributable to a condemnation or taking by eminent domain) related to such Casualty Loss, minus (y) the actual net insurance or condemnation proceeds (other than insurance proceeds, if any, in respect of business interruption insurance) that are received by the Company in respect of such Casualty Loss. Buyer shall give Sellers notice of the Final Loss Adjustment, together with reasonable documentation supporting the basis for and calculation of the Final Loss Adjustment, within thirty (30) days after the later of (A) the completion of the repair or restoration of the damage related to such Casualty Loss, or (B) the receipt by the Company of all insurance or condemnation proceeds to which it is entitled as a result of the Casualty Loss, but no later than one year following the date specified in clause (A) (such date, as applicable, the “Settlement Date”). If the Interim Loss Adjustment was less than the Final Loss Adjustment (determined as of the Settlement Date), Sellers shall pay the amount of such difference to the Buyer, and if the Interim Loss Adjustment was greater than the Final Loss Adjustment (determined as of the Settlement Date), Buyer shall pay the amount of such difference to Sellers. Such payment shall be paid by the applicable Party within fifteen (15) days after (1) if payment is owed by Sellers to Buyer, the date Buyer has given Sellers the notice required by this clause (iv), or (2) if payment is owed by Buyer to Sellers, the date Buyer is required to give Sellers the notice required by this clause (iv). If, after the Settlement Date, the Company receives any insurance or condemnation proceeds (other than insurance proceeds, if any, in respect of business interruption insurance) in respect of such Casualty Loss, then Buyer shall pay to Sellers an amount equal to fifty percent (50%) of the actual net insurance or condemnation proceeds (other than insurance proceeds, if any, in respect of business interruption insurance) that are received by the Company after the Settlement Date in respect of such Casualty Loss. Buyer shall pay such amount to Sellers within fifteen (15) days after the applicable insurance or condemnation proceeds are received by the Company and shall be accompanied by a statement of out-of-pocket expenses deducted to determine the amount of net proceeds.

For purposes of clauses (ii) and (iii) of this Section 2.5(a), “net insurance or condemnation proceeds” shall mean the amount of insurance or condemnation proceeds received (or in the case of clause (ii) estimated to be received) minus the amount of out-of-pocket costs reasonably incurred (or in the case of clause (ii) estimated to be reasonably incurred) in collecting such insurance or condemnation proceeds; provided, costs of collecting proceeds of business interruption insurance shall in no event be deducted.

               (b)        If, before the Closing Date, a Casualty Loss occurs and the estimated cost to repair or restore the damage related to such Casualty Loss (or the diminution in value of ROVA attributable to a Casualty Loss if such Casualty Loss is a condemnation or taking by eminent domain) is equal to or greater than $2,000,000, then Buyer may elect to terminate this Agreement by delivering written notice of such termination to Sellers within thirty (30) days after receipt by Buyer of Sellers’ written notice that a Casualty Loss covered by this Section 2.5(b) has occurred; provided, however, if Buyer does not terminate this Agreement under such circumstances and the Closing occurs despite such Casualty Loss then:

                      (i)        each representation or warranty affected by such Casualty Loss shall be deemed to be true for all purposes under this Agreement (including Sections 6.1(b) and 7.2(a)) to the same extent that it would have been true if such Casualty Loss had not occurred; provided, however, for the avoidance of doubt, the occurrence of a Casualty Loss shall not cause a representation or warranty to be deemed to be true to the extent that such representation or warranty would not have been true if the Casualty Loss had not occurred;

                      (ii)        no adjustment to the Purchase Price shall be made with respect to such Casualty Loss; and

                      (iii)        Sellers shall not be entitled to receive any insurance or condemnation proceeds with respect to such Casualty Loss.

        2.6 Payments. All payments required by this Agreement shall be made by wire transfer or delivery of immediately available funds in accordance with the payment instructions set forth on Schedule 2.6 hereto or in accordance with other payment instructions given by the recipient by written notice to the payor a reasonable period of time prior to the date the payment must be made or, if the payment must be made within a particular number of days, prior to the first day of such period.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers hereby represent and warrant to Buyer on and as of the Effective Date that, except as set forth in the Disclosure Schedules or as otherwise provided in Section 9.12:

        3.1 Organization. LG&E is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as currently conducted. LPS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

        3.2 Enforceability. (i) The execution, delivery and performance of this Agreement and the Ancillary Agreements is within Sellers’ power and authority; and (ii) the execution and delivery by Sellers of the Ancillary Agreements and the consummation by it of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly and validly authorized and no other internal proceedings on its part are necessary to authorize its execution and delivery of the Ancillary Agreements or its consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) the Ancillary Agreements to which either of the Sellers is a party will be duly and validly executed and delivered by it, and (iv) each Sellers’ obligations under this Agreement are and its obligations under the Ancillary Agreements to which it is a party will be, when executed and delivered by the parties to the Ancillary Agreements, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to (A) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally and (B) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        3.3  Sellers’ Consents and Approvals; No Violation or Conflict by Sellers.

               (a)        Except for the FERC and NCUC Transaction Approvals and the Required Consents, no notice to, filing or registration with, and no Permit of any Governmental Authority or any consent or approval of any other Person is necessary or is required to be made or obtained by Sellers in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Sellers or for the consummation by Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements.

               (b)        The execution and delivery of this Agreement and the Ancillary Agreements and the performance of this Agreement and the Ancillary Agreements by Sellers and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in any breach of any provision of either Seller’s Governing Instruments, (ii) conflict with or violate any Law applicable to either Seller or any of its respective properties or assets, or (iii) subject to obtaining all Sellers Required Consents, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, lease, license, mortgage, indenture, instrument or other arrangement to which either Seller is a party or by which it or any of its properties or assets may be bound, or (iv) subject to obtaining all Sellers Required Consents, result in the creation of any material lien, charge or encumbrance of any kind whatsoever upon the Interest.

        3.4 Title to the Interest and the Assets. Sellers owns the Interest and Assets beneficially and of record and free and clear of any and all Encumbrances. Except for the Purchase Rights, there are no outstanding contracts, agreements, options or commitments of any nature obligating Sellers to transfer all or any portion of the Interest. Upon Closing, including assignment of the Interest to Buyer at the Closing and Buyer’s payment of the Purchase Price, Buyer will be the sole beneficial owner of the Interest and the Assets, free and clear of all Encumbrances other than the Purchase Rights and any Encumbrances created by Buyer.

        3.5 Ownership. The Interest represents a 50% general partnership interest in the Company. The Interest has been duly and validly issued and was not issued in violation of any preemptive or other similar right. Assuming the accuracy of the representations contained in Sections 4.5 and 4.6, the Interest and Assets were offered and sold in compliance with all applicable federal and state securities laws and regulations. Except for the Purchase Rights, there are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments to subscribe for or purchase, or other rights of any kind (preemptive or otherwise) to acquire, the Interest. Except as set forth in the Governing Instruments of the Company, there are no voting trusts, proxies or other similar agreements or understandings applicable to the Interest.

        3.6 Brokers’ Fees. None of Sellers or any Affiliate of Sellers has engaged with respect to the transactions contemplated by this Agreement a broker, finder or other Person serving a similar function, which engagement will or may result in any liability or obligation of Buyer or any of its Affiliates or to which any of their assets (including, if the transactions contemplated by this Agreement are consummated, the Interest or the Assets of the Company) would be subject.

        3.7 No Adverse Developments. To the Knowledge of Sellers, there have been no developments or incidents, and there exist no conditions, which could reasonably be expected to have a material adverse effect on the operations, financial condition, or financial results of ROVA, except for developments, incidents, and conditions which, (i) have been disclosed to the Management Committee of the Company, (ii) have been disclosed to Buyer or an Affiliate of Buyer, or (iii) are otherwise within the Knowledge of Buyer.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby represents and warrants to Sellers on and as of the Effective Date that:

        4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each subsidiary of Buyer that is designated by Buyer to be an assignee of any of the Assets or the Interest (the “Designated Subsidiaries”) is either a limited liability company or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted

        4.2 Enforceability. (a) The performance by Buyer of this Agreement and performance by Buyer and the Designated Subsidiaries of the Ancillary Agreements required thereby from them is within their respective power; and (b) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized, and no other internal proceedings on its part are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated thereby, (c) this Agreement has been, and the Ancillary Agreements required thereby to which Buyer or any of the Designated Subsidiaries is a party will be, duly and validly executed and delivered by it, and (d) Buyer’s obligations under this Agreement are, and the obligations of Buyer and each of the Designated Subsidiaries under the Ancillary Agreements required thereby from them will be, when executed and delivered by the parties to the Ancillary Agreements, their valid and binding obligations, enforceable against them in accordance with their respective terms subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        4.3  Buyer’s Consents and Approvals; No Violation or Conflict by Buyer.

               (a)        Except for the FERC and NCUC Transaction Approvals, no notice to, filing or registration with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the consummation by Buyer of the transactions contemplated by this Agreement.

               (b)        The performance of this Agreement and any Ancillary Agreeemnts by Buyer and the consummation of the transactions contemplated thereby do not (i) conflict with or result in any breach of any provision of the Governing Instruments of Buyer, (ii) conflict with or violate any Law applicable to Buyer, or any of its properties or assets, or (iii) subject to obtaining all Buyer Required Consents, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, lease, license, mortgage, indenture, instrument or other arrangement to which Buyer is a party or by which Buyer or any of its properties or assets may be bound. The performance of each Ancillary Agreement by the Designated Subsidiary which is a party thereto and the consummation of the transactions contemplated thereby will not (i) conflict with or result in any breach of any provision of the Governing Instruments of such Designated Subsidiary, (ii) conflict with or violate any Law applicable to such Designated Subsidiary, or any of its properties or assets, or (iii) subject to obtaining all Buyer Required Consents, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, lease, license, mortgage, indenture, instrument or other arrangement to which such Designated Subsidiary is a party or by which such Designated Subsidiary or any of its properties or assets may be bound.

        4.4 Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has engaged with respect to the transactions contemplated by this Agreement a broker, finder or other Person serving a similar function, which engagement will or may result in any liability or obligation of Sellers or any of its Affiliates or to which any of its assets would be subject.

        4.5 Investment Intention. Buyer is acquiring the Assets and the Interest for its own account for investment purposes only and not with a view to the distribution (as such term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof, it being understood that the right to dispose of the Interest shall be entirely within the discretion of Buyer; provided, however, Buyer understands that the Interest has not been registered under the Securities Act or any applicable state securities laws and cannot be sold unless subsequently registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available.

        4.6  Accredited Investor. Buyer is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

        4.7  Financial Resources. Buyer will have financial resources sufficient to satisfy Buyer's obligations under this Agreement, which resources may include funds from third-party sources.

        4.8  Lender Consent. Buyer has no reason to believe that the Lenders would refuse to consent to the transactions contemplated by this Agreement as required by the Credit Agreement.

ARTICLE 5.
COVENANTS OF SELLER AND BUYER

        5.1 FERC and NCUC Transaction Authorization. The FERC has already granted authorization of Buyer’s acquisition of Sellers’ jurisdictional facilities (as defined in the Federal Power Act) and the North Carolina Utility Commission has already granted authorization for the transfer of the Company’s certificate (the “FERC and NCUC Transaction Approvals”). From and after the Effective Date, Buyer shall cooperate with Sellers in connection with any filings required in connection with the FERC and NCUC Transaction Approvals and shall use commercially reasonable efforts to promptly provide to Sellers all information concerning Buyer necessary for any filing with the FERC. Sellers shall cause the Company, prior to the Closing Date, to file a notice with the FERC of a change in structure, if any, and direct and indirect ownership of the Company as necessary to maintain the Company’s market-based rate authorization; provided, Sellers shall have no obligation to pursue any order or determination of the FERC or participate in any proceeding of the FERC, in each case relating to or initiated in response to such notice.

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        5.2 Conduct of Business Pending the Closing. Sellers agree that, from the Effective Date until the Closing Date or the earlier termination of this Agreement pursuant to Article 8, unless otherwise agreed to by Buyer in writing or expressly contemplated by this Agreement:

               (a)        LPS shall conduct its operations in the ordinary and usual course of business and consistent with past practice and exercise its commercially reasonable efforts to maintain the O&M Agreements in accordance with their terms.

               (b)        Sellers will not sell, transfer, pledge, hypothecate, divide, assign or otherwise alienate any portion of the Interest or the Assets.

        5.3  Access to Information; Books and Records.

               (a)     Between the Effective Date and Closing or earlier termination of this Agreement pursuant to Article 8, Buyer and its authorized representatives will be given access (solely for the purpose of planning the transfer of operations to Buyer) on reasonable notice during normal business hours to: (i) Company and LPS accountants; (ii) the Books and Records of the Company (including the right to make copies thereof), regardless of the form or medium in which such Books and Records are maintained, provided that the Parties contemplate that such Books and Records will be made available in a manner intended to preserve the confidentiality of the transactions contemplated by this Agreement prior to Closing; (iii) inspect, during normal business hours, all of the Assets; and (iv) conduct such other reviews and inspections as Buyer may reasonably request, subject to Sellers’ reasonable requirements; provided, however, that any such access shall be conducted in a mutually satisfactory manner that (A) is intended to preserve the confidentiality of the transactions contemplated by this Agreement prior to Closing, (B) is consistent with this Agreement, and (C) does not interfere with the operation of LPS. In addition, Sellers shall cause LPS to give reasonable access, upon reasonable notice and during normal business hours, to its personnel. Nothing in this Section 5.3 shall entitle Buyer or its representatives to conduct any environmental investigation or testing at ROVA, except for any such environmental investigation as is capable of being conducted solely by an inspection of ROVA.

               (b)     Sellers will deliver copies of the Books and Records for calendar years 2004 and 2005 and for 2006 through the Closing to the Buyer at the place designated by Buyer within twenty business days of the Closing. Sellers shall retain all original Books and Records for at least seven years after their date and shall allow Buyer reasonable access to such Books and Records as Buyer may require. Sellers shall notify Buyer prior to destroying any of the Books and Records and shall give Buyer the option, at Buyer’s expense, of having such Books and records shipped to Buyer rather than being destroyed.

        5.4 Public Announcements. Each of Buyer and Sellers shall consult with and obtain the approval (which approval will not be unreasonably withheld) of the other Party before issuing any press release or making any other public statement with respect to this Agreement or any of the transactions contemplated hereby, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system or as required in connection with the FERC and NCUC Transaction Approvals (and, in the reasonable judgment of the Party making such announcement or public statement, based upon advice of counsel, prior consultation with and approval of the other Party, despite reasonable efforts to obtain same, would prevent dissemination of such announcement or public statement in a timely enough fashion to comply with such applicable Law, listing agreement provision or exchange policy or requirement in connection with the FERC and NCUC Transaction Approvals), and, in such event, each Party agrees to give prompt notice to the other Party prior to any such written release or statement and, to the extent possible, based on the advice of counsel seek confidential treatment of such information or filing. Buyer has advised Sellers that, based on the advice of counsel, Buyer must file a Form 8K with the Securities and Exchange Commission describing its purchase of the Interest and the Assets within four business days of the execution of this Agreement.

        5.5  Intentionally Omitted.

        5.6  Commercially Reasonable Efforts.

               (a)        From the Effective Date until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Article 8, each of the Parties shall use its commercially reasonable efforts to obtain in an expeditious manner the satisfaction of all conditions precedent to the obligations of the other Party to consummate the purchase and sale of the Interest. Nothing in this paragraph shall obligate any Party to pay money to any Person or to contribute money or other capital to the Company (other than for fees and expenses of its professional advisors and filing fees).

               (b)        Sellers shall use commercially reasonable efforts (which shall not include the payment of money, other than other than for fees and expenses of its professional advisors and filing fees) to obtain, or to cause the Company, or cooperate with Buyer, to obtain, all Required Consents prior to the Closing. After the Effective Date, Buyer shall use commercially reasonable efforts (which shall not include the payment of money other than for fees and expenses of its professional advisors and filing fees), to obtain, or cooperate with Sellers or the Company to obtain, all Required Consents prior to the Closing.

               (c)        The Parties shall cooperate and use commercially reasonable efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations and shall not require the payment of any money other than for fees and expenses of its professional advisors and filing fees) in order that, effective on or prior to the Closing Date, the Existing Letters of Credit shall be returned to Sellers or cancelled and terminated and all Liabilities, if any, of Sellers or its Affiliates related thereto shall be fully, completely and unconditionally released. Without limiting what would otherwise constitute commercially reasonable efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations and shall not require the payment of any money other than for fees and expenses of its professional advisors and filing fees), Buyer shall seek the consent and cooperation of the Agent as contemplated by Section 5.8.

        5.7  Consents.

               (a)        From the Effective Date to the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Article 8, each Party will use its commercially reasonable efforts (which shall not require the payment of any money other than for fees and expenses of its professional advisors and filing fees) to obtain the consents, approvals, authorizations, waivers, permits, certificates and orders of Governmental Authorities and any other third parties that may be or become necessary or advisable for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and will cooperate in all reasonable respects with the other Party in promptly seeking to obtain such consents, approvals, authorizations, waivers, permits, certificates and orders as may be necessary or advisable for the performance of their respective obligations pursuant to this Agreement. None of the Parties will take any action for the purpose of delaying, impairing or impeding the receipt of any required approvals, and each Party will use its commercially reasonable efforts (which shall not require the payment of any money other than for fees and expenses of its professional advisors and filing fees) to secure such approvals as promptly as possible.

               (b)        To the extent that Permits are required to be transferred to Buyer, each of the Parties will use its commercially reasonable efforts (which shall not require the payment of any money other than for fees and expenses of its professional advisors and filing fees) to facilitate such transfers of Permits by the Closing, without any material change in the terms thereof.

        5.8 Substitute Letters of Credit; Cash Deposit. At the Closing, Buyer shall, at its option, either (a) deliver to the Agent Substitute Letters of Credit, or (b) deposit with the Agent cash, in each case, in an amount equal to the undrawn amount of the Existing Letters of Credit (but not more than $9,850,000) so that, subject to the terms and provisions of the Credit Agreement and the consent and cooperation of the Agent, upon delivery of such Substitute Letters of Credit to, or deposit of cash with, the Agent, the Existing Letters of Credit shall be released and returned to Sellers at the Closing.

        5.9 Further Assistance. After the Closing Date, each Party shall take, without additional consideration, such further reasonable action (including the execution and delivery of such further instruments and documents and the grant of access to any individuals, premises, books or records) as any other Party reasonably may request as may be necessary or desirable to carry out the purposes of this Agreement.

        5.10 Use of LG&E Name. Buyer acknowledges that neither the Company nor the Buyer has any claim or rights in or to the name “LG&E”. Buyer agrees that as soon as practicable after the Closing, but in any event within thirty (30) days following the Closing, it will cause the Company to file, register or submit such documents as are necessary to change its name to remove the name “LG&E” and any variation thereof and to amend each certificate, partnership agreement or other Governing Instrument of the Company to reflect such name change. Buyer shall not use the “LG&E” name in connection with operating its business, including in connection with providing services under the O&M Agreements. Buyer further agrees that within thirty (30) days following the Closing it shall use its commercially reasonable efforts to remove the name “LG&E” from all signs, stationery, Assets and other items owned or used by the Company and Buyer and shall thereafter cause the Company not to use the name “LG&E” or any variation thereof for any purpose or reason whatsoever. Nothing in this paragraph shall obligate Buyer to pay money to any Person (other than for fees and expenses of its professional advisors and filing fees).

        5.11 Replacement Insurance. Buyer agrees to obtain or cause to be obtained as of the Closing replacement insurance arrangements (“Replacement Insurance”) for the Company providing replacement coverage equivalent to the existing coverage maintained by or on behalf of the Company as of the Effective Date or, if such replacement coverage cannot be obtained on a commercially reasonable basis, replacement coverage that is as close to equivalent to the existing coverage as can be obtained on a commercially reasonable basis.

        5.12 Preservation of Company Status. Each of Buyer and Sellers agrees that if the transactions contemplated by this Agreement would result in a termination of the Company for federal income tax purposes, it will take all actions reasonably within its control to cause the transactions contemplated by this Agreement to nonetheless be effective and to waive (and to cause the Company to waive) any Claims or Losses in connection with such termination. Without limiting the generality of the foregoing, each of Buyer and Sellers agrees to vote its interest in the Company (and cause its or its subsidiary’s representative on the Company’s Management Committee to vote) to take such actions and to agree to amend the Partnership Agreement as necessary and appropriate to permit the transactions to occur and to effect such waiver.

ARTICLE 6.
CONDITIONS PRECEDENT TO CLOSING

        6.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase and sale of the Interest and Assets as contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

               (a)        Sellers shall have performed and complied in all material respects with all obligations and covenants that are to be performed or complied with or necessary to be performed or complied with by Sellers on or before the Closing Date;

               (b)        the representations and warranties of Sellers set forth in Article 3, taken as a whole, shall be true and correct in all material respects both when made and as if made again on and as of the Closing Date (provided that all representations and warranties which are made as of a specific date shall be true and correct as if made only as of such date);

               (c)        Buyer shall receive at the Closing a certificate executed by Sellers, in form reasonably satisfactory to Buyer, certifying that, to the knowledge of the officer executing such certification, the matters referred to in paragraphs (a) and (b) of this Section 6.1 have been satisfied;

               (d)        all Required Consents including the FERC and NCUC Transaction Approvals shall have been obtained and remain in effect;

               (e)        no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with the purchase and sale of the Assets and the Interest or the consummation of the other transactions contemplated by this Agreement;

               (f)        no notice shall have been given by VEPCO to the Sellers or the Company between the date of this Agreement and the Closing Date stating that a breach has occurred under one or more of the O&M Agreements or under a material contract between VEPCO and the Company;

               (g)        the Agent shall have acknowledged in form and substance reasonably acceptable to Buyer that the Replacement Insurance satisfies the insurance requirements of the Credit Agreement;

               (h)        neither Party shall have exercised any termination rights which it is entitled to exercise pursuant to Sections 2.5(b) or 8.1; and

               (i)        Sellers shall have tendered to Buyer all of the documents, instruments and other items related to the Company which Sellers are required to deliver at Closing pursuant to Section 2.4(a), subject only to the delivery by Buyer of the Purchase Price and the documents, instruments and other items which Buyer is obligated to deliver at Closing pursuant to Section 2.4(b).

               (j)        Buyer shall have received documentation releasing any pledges to Seller or its Affiliates by Buyer or its Affiliates that secure obligations that have expired and can no longer arise.

        6.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the purchase and sale of the Interest and Assets as contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions precedent:

               (a)        Buyer shall have performed and complied in all material respects with all obligations and covenants that are to be performed or complied with or necessary to be performed or complied with by it on or before the Closing Date;

               (b)        the representations and warranties of Buyer set forth in Article 4, taken as a whole, shall be true and correct in all material respects both when made and as if made again on and as of the Closing Date (provided that all representations and warranties which are made as of a specific date shall be true and correct as if made only as of such date);

               (c)        Sellers shall have received a certificate of an officer of the Buyer, in form reasonably satisfactory to Sellers, certifying that, to the knowledge of the officer making such certification, the matters referred to in paragraphs (a) and (b) of this Section 6.2 have been satisfied;

               (d)        all Required Consents and the FERC and NCUC Transaction Approvals shall have been obtained and remain in effect;

               (e)        Sellers and all of their Affiliates shall have been fully, completely and unconditionally released from all of their respective Liabilities (if any) in respect of the Existing Letters of Credit, no amounts shall have been drawn under the Existing Letters of Credit, and the Existing Letters of Credit shall have been returned to Sellers at the Closing;

               (f)        no investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority that seeks constraint, prohibition, damages or other relief in connection with the purchase and sale of the Interest or the consummation of the other transactions contemplated by this Agreement;

               (g)        neither Party shall have exercised any termination rights which it is entitled to exercise pursuant to Sections 2.5(b) or 8.1; and

               (h)        Buyer shall have tendered to Sellers the Purchase Price and all of the documents, instruments and other items which Buyer is required to deliver at Closing pursuant to Section 2.4(b), subject only to the delivery by Sellers of the documents, instruments and other items which Sellers is obligated to deliver at Closing pursuant to Section 2.4(a).

ARTICLE 7.
INDEMNITIES AND ADDITIONAL COVENANTS

        7.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, Exhibits, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

        7.2  Sellers’ Indemnity.

               (a)       General. Sellers hereby agrees to indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors and shareholders and their successors and permitted assigns (“Buyer Indemnified Parties”) from and against, any and all Losses or Claims that any Buyer Indemnified Party may suffer or incur, or become subject to, as a result of or arising from: (i) any breach or inaccuracy of any of the representations and warranties made by Sellers in or pursuant to this Agreement; and (ii) any failure of Sellers or its Affiliates to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Sellers pursuant to this Agreement.

               (b)       Survival of Remedies. The Sellers’ Indemnification obligation pursuant to this Section 7.2 shall survive the Closing.

               (c)       Limitations on Liability. The Buyer Indemnified Parties shall not be entitled to Indemnification for any Losses or Claims that, when added to all Losses and Claims for which Indemnification has already been made by Sellers, would exceed an amount equal to the Purchase Price as adjusted by any refunds or payments actually made pursuant to Section 2.5. Sellers shall have no obligation to indemnify the Buyer Indemnified Parties for any Losses or Claims arising from the failure to obtain any Required Consent waived in writing by Buyer pursuant to Section 6.1.

               (d)        [INTENTIONALLY OMITTED]

               (e)       Derivative Losses. The Company shall not be treated as an Affiliate of Buyer or a Buyer Indemnified Party for purposes of this Section 7.2, and Sellers shall have no obligations to the Company pursuant to any provision of this Agreement. If the Company suffers or incurs, or becomes subject to, any Losses or Claims that it would not have suffered, incurred or become subject to if (i) the representations and warranties made by Sellers in this Agreement were not breached or inaccurate, or (ii) Sellers and its Affiliates did not fail to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Sellers pursuant to this Agreement, then Buyer shall be entitled to Indemnification pursuant to Section 7.2(a) for Losses indirectly incurred by it as a result of such circumstances; provided, however, that the amount of such Indemnification shall in no event exceed the after-tax economic impact on the value of the Interest, as determined by a discounted cash-flow methodology based on the actual and projected cash flows to Buyer, resulting from such Losses and Claims that the Company suffered or incurred or to which it became subject. Except as provided in this Section 7.2(e), neither Buyer nor any Buyer Indemnified Party shall have any right to Indemnification under this Section 7.2 as a result of Losses or Claims suffered or incurred by the Company or to which the Company becomes subject.

               (f)       Losses Covered by Insurance. The amounts for which Sellers shall be liable under Section 7.2(a) shall be reduced by any insurance proceeds actually received by the Company in connection with the facts and circumstances giving rise to the right of Indemnification. If, after a Buyer Indemnified Party has been indemnified for any Losses or Claims, insurance proceeds are received by the Company in connection with the facts and circumstances giving rise to such Losses or Claims, then the Buyer Indemnified Party who has received such Indemnification shall refund to Sellers the amount of such Indemnification that was paid to the extent that it would not have been payable if such insurance proceeds had been received by the Company prior to the payment of such Indemnification. Such refund shall be paid within ten (10) days following the receipt by the Company of the insurance proceeds giving rise to such refund. If any Buyer Indemnified Party other than Buyer fails to make such refund during such period, Buyer shall make such refund within five (5) days after the end of such period.

        7.3  Buyer’s Indemnity.

               (a)       General. Buyer hereby agrees to indemnify and hold harmless Sellers, their Affiliates and their respective officers, directors and shareholders and their successors and permitted assigns (“Sellers Indemnified Parties”) from and against, any and all Losses or Claims that the Sellers Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or arising from: (i) any breach or inaccuracy of any of the representations and warranties made by the Buyer in or pursuant to this Agreement; (ii) any failure by the Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by the Buyer pursuant to this Agreement; (iii) after the Closing has occurred, the Company’s failure to pay and discharge when and as it becomes due and payable any Liability of the Company other than those with respect to which Buyer is entitled to Indemnification pursuant to Section 7.2(a) hereof; and (iv) Buyer’s or any of its Affiliates’ failure to pay, discharge or perform when required any Liability under the O&M Agreements and the Venture Management Agreement required to be paid, discharged or performed after the Closing. Subject to Section 9.12, disclosure after the Effective Date of a breach or inaccuracy of a representation or warranty made by Sellers pursuant to this Agreement shall not affect Sellers’ liability under this Agreement with respect to such breach or inaccuracy.

               (b)       Survival of Remedies. The Buyer’s Indemnification obligation pursuant to this Section 7.3 shall survive the Closing.

               (c)       Limitations on Liability The Sellers Indemnified Parties shall not be entitled to Indemnification for any Losses or Claims with respect to Section 7.3(i) and (ii) that, when added to all Losses and Claims for which Indemnification has already been made by Sellers with respect to Section 7.3(i) and (ii), would exceed an amount equal to the Purchase Price as adjusted by any refunds or payments actually made pursuant to Section 2.5. Buyer shall have no obligation to indemnify the Sellers Indemnified Parties for any Losses or Claims arising from the failure to obtain any Required Consent waived in writing by Sellers pursuant to Section 6.2.

               (d)        [INTENTIONALLY OMITTED]

               (e)       Derivative Losses. The Company shall not be treated as an Affiliate of Sellers or a Sellers Indemnified Party for purposes of this Section 7.3, and Buyer shall have no obligations to the Company pursuant to any provision of this Agreement.

        7.4  Indemnification Procedure.

               (a)        If a claim against Sellers or Buyer (each, an “Indemnifying Party”) for Indemnification pursuant to the provisions of Sections 7.2(a) or 7.3(a) is to be made by any Buyer Indemnified Party or Sellers Indemnified Party (each, an “Indemnified Party”), such Indemnified Party shall give notice of such claim to the Indemnifying Party promptly after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Claims or Losses for which Indemnification may be sought under Sections 7.2(a) or 7.3(a); provided, that, failure to timely give notice shall not relieve the Indemnifying Party from any obligation under this Agreement except to the extent, if any, the Indemnifying Party is materially prejudiced thereby.

               (b)        In the case of a claim for Indemnification involving the assertion of a Claim by a third party against such Indemnified Party, provided that the Indemnifying Party (i) admits in writing to the Indemnified Party that such Claim is covered by the indemnity provisions of Section 7.2(a) or 7.3(a) hereof, as applicable, (ii) the Indemnifying Party has and provides reasonable evidence that the Indemnifying Party has the financial capacity and resources to be fully responsible for all such liabilities and obligations relating to such Claim and (iii) the Indemnifying Party thereafter conducts the defense of such third party Claim as actively and diligently as is reasonably appropriate, the Indemnifying Party shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the Indemnified Party agrees to assume the cost of settlement and to forego such indemnity) and to select a recognized and reputable lead counsel acceptable to Indemnified Party to defend any and all such Claims at the sole cost and expense of the Indemnifying Party (“Assume the Defense”); provided, however, that the Indemnifying Party shall not be entitled to Assume the Defense and shall pay the cost and expense of counsel retained by the Indemnified Party if (1) the Claim relates to or arises in connection with any criminal or quasi-criminal proceedings, action, indictment, allegation or investigation of or against the Indemnified Party or its Affiliates, (2) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between defenses to the Claim available to the Indemnifying Party and the Indemnified Party; or (3) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to defend the Claim as actively and diligently as is reasonably appropriate; provided, further, that the Indemnifying Party may not effect any settlement that could result in any cost, expense or liability to, or have any material adverse effect upon, any Indemnified Party unless such Indemnified Party consents in writing to such settlement and the Indemnifying Party agrees to indemnify such Indemnified Party therefor.

               (c)        In the case of a claim for Indemnification under Section 7.2(a) made pursuant to Section 7.2(e) and involving the assertion of a Claim by a third party against the Company, provided that (i) Sellers admits in writing to the Buyer Indemnified Party that such Claim is covered by the indemnity provisions of Section 7.2(a) and 7.2(e), (ii) Sellers has and provides reasonable evidence that Sellers has the financial capacity and resources to be fully responsible for all such liabilities and obligations relating to such Claim and (iii) Sellers thereafter conducts the defense of such third party Claim as actively and diligently as is reasonably appropriate, Sellers shall have the right to Assume the Defense of such Claim to the extent that any Buyer Indemnified Party has the right to contest and defend such Claim, to control any settlement of such Claim, or to select counsel to defend such Claim; provided, however, that Sellers shall not be entitled to Assume the Defense and shall pay the cost and expense of counsel retained by the Buyer Indemnified Party if (1) the Claim relates to or arises in connection with any criminal or quasi-criminal proceedings, action, indictment, allegation or investigation of or against the Indemnified Party or its Affiliates, (2) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between defenses to the Claim available to Sellers and the Buyer Indemnified Party; or (3) upon petition by the Buyer Indemnified Party, the appropriate court rules that Sellers failed or is failing to defend the Claim as actively and diligently as is reasonably appropriate, and; provided, further, that Sellers may not effect any settlement that could result in any cost, expense or liability to, or have any material adverse effect upon, any Buyer Indemnified Party unless such Buyer Indemnified Party consents in writing to such settlement and Sellers agrees to indemnify such Buyer Indemnified Party therefor.

               (d)        In the event the Indemnifying Party does not admit in writing to the Indemnified Party seeking Indemnification that such Claim is covered by the indemnity provisions of Section 7.2(a) or 7.3(a) hereof, as applicable, such Indemnified Party shall take such actions as it deems necessary to defend such Claim; provided, however, that the Indemnified Party may not effect any settlement that could result in any cost, expense, liability to, or have any material adverse effect upon the Indemnifying Party without consent of the Indemnifying Party, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) business days of such request. Once an Indemnifying Party Assumes the Defense with respect to a claim, an Indemnified Party may select a recognized and reputable counsel satisfactory to Indemnified Party to participate in any defense of that third party Claim, in which event such Indemnified Party’s counsel shall be at the sole cost and expense of such Indemnified Party; provided, however, that the cost and expense of Indemnified Party’s counsel that were incurred prior to the date the Indemnifying Party Assumes the Defense in connection with responding to the third party Claim shall be borne by the Indemnifying Party.

               (e)        In connection with any such third party Claim, the Parties shall cooperate with each other (at the Indemnifying Party’s cost and expense) and provide each other with access to relevant books and records in their possession. Sellers and Buyer shall cause the Sellers Indemnified Parties and the Buyer Indemnified Parties, respectively, to comply with the provisions of this Section 7.4.

        7.5  Post-Closing Tax Matters.

               (a)       Review of Tax Returns; Proration of Income and Loss. With respect to Tax Returns not yet filed as of the Closing Date which cover periods ending on or before or including the Closing Date, Sellers or Buyer, as the case may be, shall reasonably cooperate with the other Party in permitting the other Party to review and comment on such Tax Returns made available pursuant to Section 12.1 of the Partnership Agreement. The Parties agree that for purposes of allocating items of Company income, gain, loss and deduction between Sellers and Buyer for any taxable periods that include but do not end on the Closing Date (a “Straddle Tax Period”) Sellers and Buyer will, to the extent permitted by applicable Law and the Partnership Agreement, elect with the relevant taxing authority to treat such taxable period for all purposes as a short taxable period ending as of the Closing Date. In any case where applicable Law does not permit such an election to be made, all items of Company income, gain, loss and deduction shall be allocated between the period before the Closing Date and the period beginning the day after the Closing Date using a closing-of-the-books method assuming that the Straddle Period consisted of two taxable periods, one ending at the close of the Closing Date and the other beginning at the start of the day after the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) and (ii) deductions relating to real property, personal property, intangibles and other similar Taxes relating to assets shall, in each case, be allocated on a per-diem basis taking into account the period for which the asset was held. If the election or allocation provided above is not permitted by the Partnership Agreement, all items of Company income, gain, loss and deduction shall be allocated in accordance with the provisions of the Partnership Agreement; provided, each of Sellers and Buyer agrees to exercise any of its rights (and to cause its Affiliates to exercise any of their rights) under the Partnership Agreement to permit, and to cause its representative or representatives on the management committee to permit and approve, the election and allocation provided for above and/or to put into effect such allocation as between Sellers and Buyer.

               (b)       Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

        7.6 No Additional Representations. Buyer acknowledges that its wholly-owned indirect subsidiary is a 50% general partner in the Company and Buyer is thereby generally familiar with all aspects of its assets, operation and financial results and prospects, including, without limitation, its Books and Records, Tax Returns, contracts, insurance policies and other information relating to the Company, and that it and its representatives have had a full opportunity to meet with the employees of LPS to discuss in detail the Assets. Buyer acknowledges that none of Sellers, the Company or any other Person has made any representation or warranty, expressed or implied, as to, and none of Buyer or any of its Affiliates has relied upon, the accuracy or completeness of any information regarding the Company or the Assets furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement, and neither Sellers nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Offering Memorandum dated April 2003, and any information, documents or material made available to Buyer or its representatives in any “data rooms”, management presentations or in any other medium in expectation of the transactions contemplated by this Agreement. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Interest (including the share in the Company’s assets represented thereby) and the Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement. Specifically, Buyer agrees that its use of the LPS Know How is strictly at Buyer’s risk and that Buyer (i) will have no recourse against Sellers or their affiliates with respect to any adverse consequences there from and (ii) will indemnify Sellers and the Sellers Indemnified Parties against all claims that arise by Buyer’s use of the LPS Know How after the Closing.

        7.7 Exclusivity of Remedies. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other Party or any Indemnified Party for (i) any consequential, special, indirect or incidental damages sustained by any other Party or Indemnified Party or (ii) punitive or exemplary damages. The Indemnification provided for in Sections 7.2 and 7.3 shall constitute the exclusive remedy for the Parties with respect to any Losses and Claims arising under or related to this Agreement except that either Party may seek specific performance with respect to any breaches or threatened breaches of the covenants set forth in this Agreement and either Party may seek damages against the other Party if such damages are the result of intentional fraud on the part of the other Party.

ARTICLE 8.
TERMINATION

        8.1  Termination. This Agreement may be terminated and the transactions contemplated thereby abandoned as follows:

               (a)        By the written consent of Buyer and Sellers at any time prior to the Closing;

               (b)        By written notice of Buyer or Sellers to the other if a final, non-appealable order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement shall have been entered;

               (c)        By written notice of Buyer to Sellers at any time on or after the Termination Date if the Closing shall not have occurred by reason of a failure of any condition precedent under Section 6.1 unless the failure results primarily from a material breach by Buyer of any representation, warranty or covenant contained in this Agreement;

               (d)        By written notice of Sellers to Buyer at any time on or after the Termination Date if the Closing shall not have occurred by reason of a failure of any condition precedent under Section 6.2, unless the failure results primarily from a material breach by Sellers of any representation, warranty or covenant contained in this Agreement;

               (e)        By written notice of Buyer to Sellers if the FERC and NCUC Transaction Approvals or any other consent or approval to be obtained from any Governmental Authority in order to effect the transactions contemplated in this Agreement shall be subject to any condition that would require Buyer or any of its Affiliates to dispose of any significant portion of its assets or lines of business; provided, however, before Buyer shall have the right to terminate this Agreement pursuant to this Section 8.1(e), Buyer shall, and shall cause its Affiliates, to use commercially reasonable efforts to have the applicable Governmental Authority remove such condition from the transaction approval, including seeking rehearing or reconsideration of such condition;

               (f)        By written notice of Buyer to Sellers in the event there has been a material breach by Sellers of its respective agreements, covenants, representations or warranties contained in this Agreement if (i) such breach has not been cured within ten (10) days after Buyer’s written notice thereof to Sellers, or (ii) if not curable within ten (10) days, Sellers has taken reasonable actions within ten (10) days after Buyer’s written notice thereof to Sellers designed to cure such breach during a reasonable period of time (but in any event prior to the Termination Date) and Sellers continues to take reasonable actions to cure such breach until it is cured;

               (g)        By written notice of Sellers to Buyer in the event there has been a material breach by Buyer of its agreements, covenants, representations or warranties contained in this Agreement if (i) such breach has not been cured within ten (10) days after Sellers’ written notice thereof to Buyer, or (ii) if not curable within ten (10) days, Buyer has taken reasonable actions within ten (10) days after Sellers’ written notice thereof to Buyer designed to cure such breach during a reasonable period of time (but in any event prior to the Termination Date) and Buyer continues to take reasonable actions to cure such breach until it is cured; or

               (h)        By written notice of Buyer to Sellers pursuant to Section 2.5(b).

        8.2 Effect of Termination. Notwithstanding any termination of this Agreement pursuant to Section 8.1, the provisions of Sections 3.6, 4.4 and 5.4 and Articles 7, 8 and 9 shall survive any such termination. Upon any termination of this Agreement pursuant to Section 8.1, Sellers and Buyer shall have no obligation or liability to each other except with respect to (i) any breaches of covenants made in this Agreement prior to such termination and (ii) those provisions that survive the termination pursuant to the first sentence of this Section 8.2. If and only if the transactions contemplated by this Agreement are not consummated because of a material breach of this Agreement by Buyer, the terms of this Agreement shall be deemed to constitute an “Offering Notice” for which the “Offering Period” has expired without being exercised for purposes of, and with the meanings ascribed to those terms, in Section 8.3 of the Partnership Agreement.

ARTICLE 9.
MISCELLANEOUS

        9.1 Expenses. Except as otherwise set forth herein, each of Sellers and Buyer shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

        9.2 Transfer Taxes, Recording Fees and Real Estate Taxes. All sales, use or other taxes normally imposed on a buyer or imposed on a seller that are properly chargeable to a buyer (other than taxes on gross income, net income or gross receipts) and duties, levies on other governmental charges incurred by or imposed with respect to the transactions contemplated by this Agreement and all recording fees shall be shared equally by Buyer and Sellers.

        9.3 Waiver and Amendment. Any provision of this Agreement may be waived only in writing at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party. The waiver by any Party of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        9.4 Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Party, except that Either Party may assign this Agreement in whole or in part to an Affiliate of that Party. This Agreement shall inure to the benefit of and will be binding upon the Parties and their respective legal representatives, successors and permitted assigns.

        9.5 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been duly given when received if (a) delivered in person or by courier, (b) sent by telecopy or facsimile transmission, or (c) mailed, by registered or certified mail, postage prepaid return receipt requested, to the intended recipient at following addresses:

If to Sellers:

LG&E Power Services LLC LG&E Roanoke Valley L.P. C/o LG&E Energy LLC 220 West Main Street Louisville, Kentucky 40202 Attn: President Fax: (502) 627-4622

with copy to:

LG&E Energy LLC 220 West Main Street Louisville, Kentucky 40202 Attn: General Counsel Fax: (502) 627-4622

If to Buyer:

Westmoreland Coal Company 14th Floor 2 North Cascade Avenue Colorado Springs, CO 80903 Attn: Douglas P. Kathol Fax: (719) 448-5824

with copy to:

Westmoreland Coal Company 14th Floor 2 North Cascade Avenue Colorado Springs, CO 80903 Attn: General Counsel Fax: (719) 448-5824

or to such other address for a Party as that Party shall have furnished to the others by notice given in accordance with this Section 9.5. Such notices shall be effective upon actual receipt at the addresses above.

        9.6 Dispute Resolution; Arbitration; Governing Law. All controversies, disputes, differences or questions relating to or in connection with this Agreement shall be referred by any Party to binding arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be the exclusive method for resolution of the dispute, and the determination of the arbitrator shall be final and binding on the Parties (except to the extent that there exist grounds for vacation of an award under applicable arbitration statutes). In the event of any disagreement between the Parties arising out of any provision of this Agreement and prior to its referral to arbitration, the Parties shall use their respective good faith efforts to resolve such disagreement. If the Parties fail to resolve such disagreement, either Buyer or Sellers may submit such matter for arbitration in accordance with this Section 9.6. The arbitration shall be conducted in the English language and shall take place in Washington, D.C. under the auspices of the American Arbitration Association and in accordance with its Commercial Arbitration Rules. The costs of such arbitration shall be determined by and allocated between the Parties by the arbitrator in its decision. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflict of law rules that may direct the application of the laws of another jurisdiction.

        9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any Party or materially alter the terms of the transactions contemplated by this Agreement.

        9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        9.9 No Third Party Beneficiaries. Except as provided in Article 7, neither this Agreement nor any document delivered in connection with this Agreement, confers upon any Person not a Party any rights or remedies hereunder or thereunder.

        9.10 Entire Agreement; Exhibits and Schedules. This Agreement, including the Exhibits and Disclosure Schedules and any other documents executed and delivered pursuant to this Agreement, constitutes the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the Parties or any of them, with respect to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any Party which is not embodied in or superseded by this Agreement or in the documents referred to herein, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

        9.11 Disclosure. Any fact, circumstance or condition disclosed by Sellers or Buyer in a Disclosure Schedule corresponding to the representations and warranties in a particular section of Article 3 or 4 shall be deemed disclosed in the Disclosure Schedule corresponding to the representations and warranties in another section of Article 3 or 4 (or in a new Disclosure Schedule that corresponds to such section if no Disclosure Schedule exists that corresponds to such section) if the relevance of such fact, circumstance or condition to a representation or warranty in such other section is reasonably apparent from the disclosure made in the Disclosure Schedule in which the disclosure is made.

        9.12 Closing Over Breaches. Notwithstanding anything in Sections 7.2 or 7.3 to the contrary, if either Party elects to proceed with the Closing with Knowledge by such Party of any breach or inaccuracy of any representation or warranty by the other Party and the other Party can demonstrate that such Party had Knowledge of such breach, inaccuracy, circumstance, condition or event (each, a “Basis for Indemnification”), then the Basis for Indemnification will be deemed waived by such Party that elects to proceed with the Closing, and such Party shall be deemed to have fully released and forever discharged the other Party with respect to any Indemnification or other claims with respect to such Basis for Indemnification of which such Party had Knowledge.

        9.13 Employment of Employees of Sellers and Affiliates. Seller acknowledges that Buyer intends to offer employment to certain of those employees of LPS permanently located at the Richmond, Virginia, office or at one of the Facilities (the “Available Employees”). Buyer agrees to employ at least seventy percent of the Available Employees. In determining whether to employ a particular Available Employee, Buyer will utilize information it receives from that Available Employee (e.g., application information, interviews, etc.). The Sellers have advised the Buyer that it may not rely on information in the employee files (other than training records and certifications) or on recommendations or information provided by any of LPS’s exempt employees or any of the personnel located at the Richmond, Virginia office (such information and recommendations are collectively referred to as the “Employee Information”). Buyer shall not seek Employee Information and, should it obtain Employee Information, it shall disregard it in making its employment decisions. LPS has outstanding loans to certain of the Available Employees with which the employees purchased computer equipment for their personal use. At the Closing, Buyer will purchase from LPS all such loans outstanding to Available Employees hired by Buyer (“PC Loans”) for an aggregate purchase price equal to the aggregate balance of all such loans (the “PC Loan Price”). Buyer agrees that, from the Effective Date until three years after the Closing Date, neither it nor any of its Affiliates shall, directly or indirectly, solicit for employment or hire any employee (other than the Available Employees) of either of the Sellers or any of their Affiliates. Prior to the Closing, Seller shall provide to Buyer the following information with respect to each Available Employee: service dates (including dates of broken service), salary, any accommodations that are made due to a disability or health considerations of the employee (so that Buyer can make the same accommodation), any legal requirements specific to the employee that Buyer, as a subsequent employer, must comply with (garnishment, court orders, etc.).

        9.14 Post Closing Cooperation. After the Closing, Buyer shall give Sellers reasonable access to the Available Employees then in its (or its Affiliates’) employee in connection any litigation or dispute in which the Sellers (or any of their Affiliates) are or may become involved. Such access shall include making employees available to testify in depositions or formal proceedings.

        9.15 Consent Agreement. At, or immediately after the Closing, Buyer shall (or cause the Company to) make the payment required by the Consent Agreement (and otherwise comply with the Consent Agreement) in accordance with its terms.

        9.16 ARB Case. LPS is currently litigating a case styled as CLIFF MORRISS V. LG&E POWER SERVICES, LLC, ARB CASE NO. 05-047 ALJ NO. 2004-CAA-00014 (the “Case”). The administrative law judge determined that Mr. Morriss was wrongfully terminated and ordered remedies including back pay and reinstatement. LPS has appealed that determination. Neither the Buyer nor any of its Affiliates are assuming any liability under the Case or any obligation to defend the Case, both of which shall remain with LPS: provided, Buyer will cause its applicable Affiliate to employ Mr. Morriss if a reinstatement order is sustained and the adjudicating authority determines that the Buyer or a subsidiary of Buyer is a successor in interest to LPS for purposes of the order of reinstatement; provided, that Sellers agree that they will not object to Buyer, at its expense, intervening (or otherwise similarly participating) in such litigation (including any appeals) on the sole issue of whether Buyer or one of its Affiliates is a successor in interest to LPS.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

SELLERS:	BUYER:
LG&E Roanoke Valley, L.P.	Westmoreland Coal Company
By: LGE Power 16 Incorporated
General Partner	By: ________________________________
By: ________________________________	Title: ________________________________
Title: ________________________________	Date: ________________________________
Date: ________________________________

LG&E Power Services LLC
By: ________________________________
Title: ________________________________
Date: ________________________________